Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

PSAV ACQUISITION CORP.

and

AVSC HOLDING LLC

Dated as of November 15, 2013

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

[Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 15, 2013 (this “Agreement”), is made by and between PSAV Acquisition Corp., a Delaware corporation (“Buyer”) and AVSC Holding LLC, a Delaware limited liability company (“Seller”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 8.1.

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding shares of the common stock, par value $0.01 per share (the “Shares”), of AVSC Holding Corp., a Delaware corporation (the “Company”);

WHEREAS, Seller will direct a portion of the purchase price for the Shares to be paid to the holders of the Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company to redeem all of outstanding Preferred Stock (the “Preferred Redemption”), at which time the Shares shall constitute all of the outstanding capital stock of the Company;

WHEREAS, Seller wishes to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from Seller, on the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, Buyer shall merge with and into the Company with the Company surviving (the “Merger”).

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

Sale and Purchase of Shares

Section 1.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller.

Section 1.2 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. on the date that is two (2) Business Days after the conditions set forth in ARTICLE 5 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties, provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE 5 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer on not less than two (2) Business Days’ written notice to Seller and the Company and (b) the second Business Day immediately following the last day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in ARTICLE 5 for the Closing as of the date determined pursuant to this proviso); provided further that in no event shall the Closing occur prior to February 28, 2014 unless the Buyer shall provide Seller with written notice that it is prepared to close on a date prior to February 28, 2014, in which case the Closing shall occur on the date specified by Buyer in such written notice. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. At the Closing:

(a) Stock Certificate. Seller shall deliver to Buyer, free and clear of any Liens, one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b) Estimated Purchase Price. Buyer shall pay to Seller, by wire transfer of immediately available funds to such account(s) as Seller shall designate in writing (such account information to be provided to Buyer not less than two (2) Business Days prior to the Closing Date (the “Seller Designated Account(s)”)), an amount in cash equal to the Estimated Purchase Price.

(c) Escrow. Buyer shall deposit an amount equal to $57,275,000 (such amount, the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement by and among Buyer, Seller and Bank of America, N.A. (the “Escrow Agent”), substantially in the form of Exhibit A (the “Escrow Agreement”). The Escrow Amount shall serve as security for and a source of payment of Seller’s obligations pursuant to Section 1.3(c)(vi) and ARTICLE 7, if any.

(d) Escrow Agreement. Each of Buyer and Seller shall have delivered to the other a duly executed counterpart to the Escrow Agreement.

(e) Preferred Shares. (i) Buyer shall pay to the Company, by wire transfer of immediately available funds to such account(s) as the Company shall designate in writing to Buyer (such account information to be provided to Buyer not less than two (2) Business Days prior to the Closing Date), an amount in cash equal to the Preferred Redemption Amount, (ii) Seller shall deliver to Buyer evidence of cancelled stock certificates representing any certificated shares of the outstanding Preferred Stock and (iii) Seller shall deliver to Buyer a copy of the resolutions of the Board of Directors of the Company certified by the Secretary of the Company approving the redemption of all of the outstanding Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights, dated as of November 8, 2012.

(f) Indebtedness. Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Indebtedness listed in Section 1.2(f) of the Seller Disclosure Letter by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness (it being agreed that all Indebtedness not repaid pursuant to this Section 1.2(f) shall remain an obligation of the Company or its Subsidiaries after the Closing); and Seller shall deliver to Buyer at or prior to the Closing Date customary payoff letters from the holders of such Indebtedness.

(g) Transaction Expenses. Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of Seller, the Company or its Subsidiaries (as applicable), the Transaction Expenses (based on the estimate provided by Seller pursuant to Section 1.3(b)) by wire transfer of immediately available funds as directed by Seller.

(h) Merger. The Parties acknowledge and agree that at the Closing, Buyer shall cause the consummation of the Merger and the making of the requisite filing of the certificate of merger with the Secretary of State of the State of Delaware.

Section 1.3 Purchase Price.

(a) Final Purchase Price. The aggregate purchase price for the Shares shall be an amount in cash equal to (i) the Enterprise Value, minus (ii) the Escrow Amount, plus (iii) the Final Closing Date Cash, minus (iv) the Final Closing Date Indebtedness, plus (v) the Final Net Working Capital Adjustment Amount (which may be a positive or negative number), minus (vi) the Final Transaction Expenses, minus (vii) the Phantom Plan Payment Amount and any employment taxes payable thereon, minus (viii) the LTIP Payment Amount and any employment taxes payable thereon, minus (ix) the Preferred Redemption Amount (the calculation resulting from (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), the “Final Purchase Price”).

(b) Estimated Purchase Price. No later than two (2) Business Days prior to the Closing Date, Seller shall provide to Buyer an estimate of the Final Purchase Price which shall be based upon (i) the Enterprise Value, (ii) the Phantom Plan Payment Schedule, (iii) the LTIP Payment Schedule and (iv) good-faith estimates of the Closing Date Cash, the Closing Date Indebtedness, the Net Working Capital Adjustment Amount and the Transaction Expenses (the “Estimated Purchase Price”), in each case, delivered with reasonable supporting detail with respect to the calculation of such amounts.

(c) Post-Closing Adjustment.

(i) As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of (A) the Closing Date Cash, (B) the Closing Date Indebtedness, (C) the Net Working Capital Adjustment Amount, (D) the Transaction Expenses and (E) the Final Purchase Price. Buyer’s calculations set forth in the Closing Statement (collectively, the “Proposed Purchase Price Calculations”) shall be delivered with reasonable supporting detail with respect to the calculation of such amounts.

(ii) Within sixty (60) days of receipt of the Closing Statement, Seller may provide written notice to Buyer disputing all or a part of the Proposed Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”). If Seller does not provide a Purchase Price Dispute Notice to Buyer within such sixty-day period, then the parties agree that the Proposed Purchase Price Calculations set forth in the Closing Statement shall become final and binding on the parties hereto. If a Purchase Price Dispute Notice is provided to Buyer, then Buyer and Seller shall use commercially reasonable efforts to resolve the disputed items during the thirty-day period commencing on the date of Buyer’s receipt of the Purchase Price Dispute Notice.

(iii) If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty-day period, then the remaining items in dispute shall be submitted immediately to Deloitte LLP, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Buyer and Seller (in either case, the “Accounting Firm”). The parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne 50% by Seller and 50% by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm (A) shall be bound by the provisions of this Section 1.3, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Seller and (C) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Purchase Price Calculations to comply with the provisions of this Agreement. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto.

(iv) The parties agree that they will, and agree to cause their respective independent accountants and their respective Subsidiaries to, cooperate and assist in the calculation of the Final Purchase Price and in the conduct of the review by the Accounting Firm of any proposed calculations of the Final Purchase Price or the components thereof, including the making available, to the extent necessary, of books, records, work papers and personnel.

(v) If the Final Purchase Price is equal to or greater than the Estimated Purchase Price, then Buyer shall promptly (but in any event within three (3) Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 1.3(c)) pay to Seller an aggregate cash amount equal to such excess, by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as Seller shall designate in writing to Buyer).

(vi) If the Estimated Purchase Price is greater than the Final Purchase Price, then Buyer and Seller shall promptly (but in any event within three (3) Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 1.3(c)) deliver joint written instructions to the Escrow Agent to release an amount equal to the amount of such deficiency from the Escrow Amount to Buyer.

(vii) Any amount paid pursuant to this Section 1.3(c) shall be (A) increased by an amount calculated as interest on such amount, compounded daily, at the Applicable Rate from the Closing Date to and including the date of payment based on a 365-day year, (B) made by wire transfer of immediately available funds to an account designated by the receiving party and (C) treated as an adjustment to the Final Purchase Price for Tax reporting purposes.

(d) Accounting Procedures. The Estimated Purchase Price, the Proposed Purchase Price Calculations, the Final Purchase Price and the determinations and calculations contained therein shall be prepared and calculated based on consolidated financial statements the Company and its Subsidiaries prepared in accordance with GAAP, applied in a manner consistent with the Accounting Principles and methodologies and sample calculation of Net Working Capital set forth on Exhibit B, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring after the open of business on the Closing Date, (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month. For the avoidance of doubt, in the event that there is any inconsistency between GAAP and the accounting principles and methodologies and sample calculation of Net Working Capital set forth on Exhibit B, the accounting principles and methodologies and sample calculation of Net Working Capital set forth on Exhibit B shall apply. For the avoidance of doubt, no amount shall be double-counted in calculating the amounts comprising either the Estimated Purchase Price or the Final Purchase Prices.

Section 1.4 Withholding. Escrow Agent and the parties hereto (including their respective Affiliates) shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld pursuant to the Code and any other applicable Tax laws. Any such deducted and withheld amount shall be treated as though it had been paid to the Person in respect of which such deduction and withholding was required.

ARTICLE 2

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Letter (it being understood and agreed that each disclosure set forth in the Seller Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this ARTICLE 2 to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made), Seller represents and warrants to Buyer as follows:

Section 2.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (or the equivalent thereof, where such concept is recognized) in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.2 Authorization.

(a) Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action of Seller. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which Seller will be a party will be) duly executed and delivered by Seller and constitutes (and each such Ancillary Agreement when so executed and delivered by Seller will constitute) a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the Ancillary Agreements to which Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 3.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws, (ii) those the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

(c) The board of directors of Seller has consented to the Seller’s entry into this Agreement in accordance with the terms of Seller’s Organizational Documents, and, prior to the execution and delivery of this Agreement, a true and correct copy of such resolutions have been provided to Buyer and such resolutions will not be modified or amended in any manner prior to the Closing Date.

Section 2.3 Non-Contravention. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the consummation by Seller of the transactions contemplated hereby or thereby, and the performance of its obligations hereunder and thereunder do not (a) conflict with or result in any breach of any provision of the Organizational Documents of Seller, the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.2(b), violate any applicable Law of any Governmental Authority having jurisdiction over Seller, the Company or any of its Subsidiaries, (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or to loss of a material benefit under, any of the terms, conditions or provisions of any Material Contract, Real Property Lease or material Permit affecting the Company or any of its Subsidiaries or (d) except as contemplated by this Agreement, result in the creation or imposition of any Lien other than Permitted Liens on any asset of the Company or its Subsidiaries, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to impair or delay the consummation of the contemplated transactions (it being agreed that for purposes of this Section 2.3, any change that results from the matters set forth in clause (v) of the definition of “Company Material Adverse Effect” shall not be excluded when determining whether a Company Material Adverse Effect has occurred).

Section 2.4 Capitalization; Title to Shares.

(a) The authorized capital stock of the Company consists of (i) 4,000 shares of common stock, par value $0.01 per share, of which only the Shares are issued and outstanding and (ii) 250,000 shares of the Preferred Stock, of which (x) 71,945 shares were issued and outstanding as of September 30, 2013 (the “Preferred Shares”), (y) assuming that the Closing occurs on February 28, 2014, 75,457 shares will be issued and outstanding as of immediately prior to the Closing and (z) following the Preferred Redemption, zero will be issued and outstanding as of the Closing. The Shares and Preferred Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the outstanding Shares and Preferred Shares are owned of record by the holders and in the respective amounts as set forth in Section 2.4(a) of the Seller Disclosure Letter.

(b) Seller owns all of the Shares free and clear of any Liens.

(c) Except as set forth in Section 2.4(a), there are outstanding (i) no other equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) no options, warrants, calls, commitments, subscriptions or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company, (iv) no equity appreciation, phantom equity, profit participation or similar rights with respect to any equity or voting interests in the Company, (v) no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Shares, (vi) no Contracts to which the Company is a party or by which it is bound to repurchase, redeem or otherwise acquire any equity or voting interest in, the Company, and (vii) no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the Shares (the items in clauses (i) - (vii) being referred to collectively as the “Company Securities”).

Section 2.5 Subsidiaries; Ownership Interests.

(a) Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of formation and has all corporate or other applicable organizational powers required to own, lease and operate its material properties and to carry on its businesses as presently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (or the equivalent thereof, where such concept is recognized) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all Subsidiaries of the Company, the respective jurisdictions of formation of such Subsidiaries and the Company’s direct or indirect ownership interest in such Subsidiaries are identified in Section 2.5(a) of the Seller Disclosure Letter.

(b) Except as set forth in Section 2.5(b) of the Seller Disclosure Letter or in its Organizational Documents, all of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right, and are free and clear of any Liens. Except as set forth in Section 2.5(b) of the Seller Disclosure Letter, there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) subscriptions, options, warrants, rights, calls, commitments or other securities of any Subsidiary of the Company convertible into or exchangeable for equity securities of any Subsidiary of the Company, (iii) options, warrants or other rights to acquire from any Subsidiary of the Company and no obligations of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company and (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any equity or voting interests in any Subsidiary of the Company (the items in clauses (i) - (iv) being referred to collectively as the “Subsidiary Securities”).

(c) Except as set forth in Section 2.5(a) or (c) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

Section 2.6 Financial Statements. Seller has delivered to Buyer true and complete copies of (a) the audited consolidated balance sheet of Seller and its Subsidiaries at and for the periods ended December 31, 2012 and December 31, 2011, and the audited consolidated balance sheet of Swank Holdings, Inc. and its Subsidiaries at and for the period ended December 31, 2011, and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of Seller or Swank Holdings, Inc., as applicable, then ended (collectively, the “Audited Financial Statements”) and (b) the unaudited interim consolidated balance sheet of Seller and its Subsidiaries at and for the period ended August 31, 2013 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flows for the eight-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements and the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein).

Section 2.7 No Undisclosed Liabilities. Except for liabilities and obligations

(a) disclosed or reserved against in the Reference Balance Sheet (or the notes thereto), (b) incurred in the ordinary course of business since the Balance Sheet Date, (c) incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein or (d) that are not required to be disclosed on a balance sheet for the Company and its Subsidiaries prepared in accordance with GAAP in a manner consistent with the Financial Statements, since the Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.8 Absence of Certain Changes. During the period beginning on the Balance Sheet Date and ending on the date of this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) the business of the Company and its Subsidiaries has been conducted in the ordinary course substantially consistent with past practices and (iii) except as set forth on Section 2.8 of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without Buyer’s consent, would be a material violation of Section 4.1.

Section 2.9 Material Contracts.

(a) Section 2.9 of the Seller Disclosure Letter lists the following Contracts, except for this Agreement, that the Company or any of its Subsidiaries is a party to or by which any of them or their respective assets or properties are bound by as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any agreement relating to the incurrence, assumption or guarantee of any Indebtedness in excess of $1,000,000;

(ii) any material joint venture agreement, partnership agreement, strategic alliances or other similar agreements or arrangements;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or the Company or any of its Subsidiaries after the Closing, (B) contains exclusivity obligations or restrictions that would bind the Company or any of its Subsidiaries in any material respect or that would be binding on Buyer or any of its Affiliates after the Closing or (C) obligates the Company or any of its Subsidiaries to obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or output;

(v) the top twenty customer contracts (based on aggregate total sales in U.S. dollars by the Company and its Subsidiaries for the twelve month period ended June 30, 2013);

(vi) each Contract that is a Master Services Agreement between the Company and/or any of its Subsidiaries and a U.S. hotel chain, management company or similar entity that covers more than one individual hotel;

(vii) the top ten supplier contracts (based on aggregate total purchases in U.S. dollars by the Company and its Subsidiaries for the twelve month period ended June 30, 2013);

(viii) any collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization representing or otherwise involving any employee of the Company or any of its Subsidiaries;

(ix) any Material IP Agreements;

(x) any Contract or agreement involving a remaining commitment by the Company or any of its Subsidiaries to pay capital expenditures in excess of $1,000,000;

(xi) each Contract that is an employment or consulting agreement or offer letter entered into with any employee or individual independent contractor who as of the date of this Agreement is receiving annualized base salary or wages of $150,000 or more; and

(xii) the UK Tax Insurance Policies.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement of the Company or one or more of its Subsidiaries (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought), and none of the Company, any Subsidiary of the Company or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any significant dispute or of any intention to terminate or materially modify the terms of, any such Material Contract, and to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as have not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, when taken as a whole.

Section 2.10 Properties.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 2.10(b) of the Seller Disclosure Letter sets forth a list of all leases, licenses, subleases and occupancy agreements of real property pursuant to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (“Real Property Leases”). Each Real Property Lease is valid and binding on the Company or Subsidiary of the Company party thereto, and to the Knowledge of Seller, on the other parties thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other parties thereto and except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The Company or Subsidiary of the Company party thereto, and, to the Knowledge of Seller, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease and there is no event of default or event that with the passage of time or giving of notice would become and event of default. No brokerage commissions payable by the Company or any of its Subsidiaries are due and unpaid with respect to the Real Property Leases. Except as set forth on Section 2.10(b) of the Seller Disclosure Letter, no Real Property Lease is secured by any material guaranty or letter of credit.

(c) Personal Property. The Company and its Subsidiaries have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all of their respective tangible and intangible assets except for inventory sold in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of any Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear expected) and are suitable for the purposes used, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Seller is a holding company and, except for its ownership interests in the Company and its Subsidiaries and as set forth in Section 2.10(d) of the Seller Disclosure Letter, Seller does not own any assets or properties, and is not a party to any Contracts (other than its Organizational Documents), in each case, that are used in connection with the operation of the Business.

Section 2.11 Intellectual Property. Section 2.11 of the Seller Disclosure Letter lists all applications and registrations for trademarks, copyrights, service marks, domain names and patents owned (or purported to be owned) by the Company or any of its Subsidiaries as of the date hereof. Each of the items set forth in Section 2.11 of the Seller Disclosure Letter and each of the material unregistered trademarks, copyrights, trade names, service marks and trade secrets and other Intellectual Property used by the Company or any of its Subsidiaries or necessary for the conduct of their businesses (collectively, the “Company Intellectual Property”) are solely and exclusively owned by the Company or one of its Subsidiaries or are subject to valid and continuing licenses to the Company or one of its Subsidiaries. The Intellectual Property owned by the Company or any of its Subsidiaries is owned free and clear of all Liens except for Permitted Liens. In the past twelve months for purposes of Swank Holdings, Inc. and its Subsidiaries and, except with respect to notices or claims that are not material to the Business, the past six years for purposes of the Company and its Subsidiaries (other than Swank Holdings, Inc. or any of its Subsidiaries), none of the Company or any of its Subsidiaries has received any notice or claim that it is infringing on, misappropriated or otherwise violated the trademark, patent, copyright or trade secret or other Intellectual Property rights of any Person or challenging the use, ownership, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries. To the Knowledge of Seller, there is no infringement, misappropriation or other violation material to the Business by any Person of the Intellectual Property owned by the Company or any of its Subsidiaries. The Company, its Subsidiaries, the conduct and operations of their businesses, and their products and services have not, within the past twelve months for purposes of Swank Holdings, Inc. and its Subsidiaries and, except with respect to any infringement, misappropriation or other violations of Intellectual Property rights that would not cause a material adverse effect to the Business, the past six years for purposes of the Company and its Subsidiaries (other than Swank Holdings, Inc. or any of its Subsidiaries), and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. Section 2.11 of the Seller Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all material licenses to which the Company or any of its Subsidiaries is a party, pursuant to which (i) the Company or such Subsidiary permits any Person to use any Intellectual Property owned by the Company or such Subsidiary (other than licenses granted to customers pursuant to form customer agreements granted in the ordinary course of business) or (ii) any Person permits the Company or such Subsidiary to use any material trademarks, service marks, trade names, domain names, copyrights, patents or trade secrets or other Intellectual Property not owned by the Company or any of its Subsidiaries (other than contracts relating to off-the-shelf software that is commercially available for a license fee of no more than $50,000 annually) (collectively, “Material IP Agreements”). The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all material trade secrets used in connection with their businesses and, to the Knowledge of the Seller, no such trade secrets have been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which, to the Knowledge of Seller, have not been breached.

Section 2.12 Litigation. Except as set forth in Section 2.12 of the Seller Disclosure Letter, (a) there is no Litigation pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is otherwise a party before any Governmental Authority and (b) there is no outstanding Order against the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.13 Compliance with Laws; Licenses and Permits.

(a) The Company and its Subsidiaries are, and the Business is operated, in compliance with applicable Laws, and neither the Company nor any of its Subsidiaries has received any notice of or been charged with violation of any Laws (other than matters that have been resolved or are no longer outstanding), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, when taken as a whole.

(b) The Company and its Subsidiaries hold all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the lawful conduct of their respective businesses as presently conducted (the “Permits”), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Permits are valid and in full force and effect, neither the Company nor any of its Subsidiaries is in default under the Permits and none of the Permits will be terminated or impaired as a result of the transactions contemplated hereby, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, when taken as a whole.

(c) To the Knowledge of the Seller, no director or officer, agent or employee of the Company or any of its Subsidiaries has in connection with the business activities of the Company or any of its Subsidiaries made or offered any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment of value, regardless of form, whether in money, property, or services, to any Foreign Government Official in violation of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., or any other similar applicable anti-bribery laws. For purposes of this Section 2.13(c), (i) “Foreign Government Official” means any officer or employee of a foreign Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States; and (ii) “Government Entity” means any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.

(d) The operations of the Company and its Subsidiaries are conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering Laws of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Seller, threatened.

(e) The operations of the Company and its Subsidiaries are conducted in compliance in all material respects with all applicable Export Laws. Neither the Company nor any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department or (ii) engages in any dealings or transactions with any such Person. For purposes of this provision, “Export Laws” means all applicable Laws relating to export control, trade embargoes, and customs regulations, and any and all regulations and orders promulgated or issued under such authority, including the regulations administered by any of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security and the U.S. Census Bureau of the U.S. Department of Commerce, the U.S. Department of State, and U.S. Customs and Border Protection of the U.S. Department of Homeland Security.

(f) Seller makes no representation or warranty in this Section 2.13 with respect to environmental matters, employee benefit matters or Tax matters, which matters are addressed in Section 2.14, Section 2.16 and Section 2.17, respectively.

Section 2.14 Environmental Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and its Subsidiaries are and have been since December 31, 2008 in compliance with all applicable Environmental Laws;

(ii) the Company and its Subsidiaries are and have been since December 31, 2008 in possession of, and in compliance with, all permits, licenses and authorizations that are required pursuant to applicable Environmental Laws;

(iii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or other Person any written notice of violation of, or liability under or pursuant to, any Environmental Law, which has not been resolved;

(iv) no action or proceeding is pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries under any Environmental Law; and

(v) neither the Company nor any of its Subsidiaries has released Hazardous Substances at any real property in a manner reasonably likely to result in a remediation by the Company, any of its Subsidiaries or a third party pursuant to applicable Environmental Laws.

Section 2.15 Employees, Labor Matters, etc.

(a) Except as set forth in Section 2.15 of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Knowledge of Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries, and there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 2.15 of the Seller Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending before or filed with, or, to the Knowledge of Seller, threatened to be brought or filed with, any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification, wages and hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security tax except for non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

Section 2.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 2.16(a) of the Seller Disclosure Letter lists all material Company Benefit Plans as of the date hereof. With respect to each such Company Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements and (iv) the most recent IRS determination letter.

(b) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is or has in the past six years been under common control or treated as a single employer with the Company or any of its Subsidiaries under section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has in the past six years contributed or been obligated to contribute to or has any current or contingent liability or obligation in respect of any Multiemployer Plan or a plan that is subject to Title IV of ERISA that will be a liability of the Company or any of its Subsidiaries following the Closing, whether with respect to events occurring prior to, on or following the Closing. Except as set forth in Section 2.16(b) of the Seller Disclosure Letter, no Company Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than health continuation coverage pursuant to Section 4980B of the Code at the sole expense of the participant.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan (other than Foreign Plans) has been maintained and administered in compliance with its terms, the applicable requirements of ERISA, the Code and any other applicable Law. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Seller, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions to such funds or trusts for any period ending before the Closing Date which are not yet due will have been paid or accrued in accordance with GAAP on or prior to the Closing Date.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than routine claims for benefits, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan.

(f) No amount that could be received (whether in cash or property or the vesting of the property) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) by any employee, director or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code (“Section 280G”) or would be subject to an excise tax under Section 4999 of the Code.

(g) Except as disclosed in Section 2.16(a) of the Seller Disclosure Letter, no Company Benefit Plan is maintained outside the jurisdiction of the United States, or is maintained primarily for the benefit of an employee or group of employees residing or working outside the United States (any such Company Benefit Plan, a “Foreign Plan”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Foreign Plans have been established, maintained and administered in compliance with their terms and all applicable Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Foreign Plans that are required to be funded are fully funded, and with respect to all other Foreign Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity if required by applicable accounting standards or applicable Laws.

(h) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Multiemployer Plan in the six years prior to the Closing Date that will be a liability of the Company or any of its Subsidiaries following the Closing, whether with respect to events occurring prior to, on or following the Closing, nor has any of them incurred, and nor would any of them reasonably be expected to incur, any current or contingent liability or obligation due to the termination or reorganization of a Multiemployer Plan in the six years prior to the Closing Date, nor in the past six years has any of them received any notice concerning a determination that any Multiemployer Plan is or is expected to be “insolvent” within in the meaning of Section 4245 of ERISA. At and following the Closing, none of Buyer, the Company, its Subsidiaries or any of their respective ERISA Affiliates will have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability with respect to any Multiemployer Plan under Section 4201 of ERISA except, in each case and with respect to any such Person, as it would have had even had the transactions contemplated by this Agreement not been consummated.

Section 2.17 Tax Matters.

(a) Filing and Payment. All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct in all material respects. All material Taxes required to be paid with respect to the Company or any of its Subsidiaries have been duly and timely paid. All material Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) Procedure and Compliance. (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any income or other material Taxes, in each case, currently in effect, of the Company or any of its Subsidiaries, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority; (ii) no income or other material Taxes of the Company or any of its Subsidiaries are under audit, examination or investigation by any Governmental Authority; (iii) no Governmental Authority has asserted in writing any deficiency, adjustment or claim with respect to income or other material Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open; and (iv) neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country.

(c) Closing Agreements and Consolidation. Neither the Company nor any of its Subsidiaries (i) has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), (ii) is or has been a member of any affiliated, consolidated, combined or unitary group that includes any Person other than the Company and its Subsidiaries for purposes of filing Tax Returns on net income or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

(d) Certain Events. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), created prior to the Closing that gives rise to Tax as a result of either the transactions described herein or in the ordinary course of business after the Closing, (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c) within the last five years.

(e) Net Operating Losses. As of December 31, 2012, the Company had net operating losses for federal income tax purposes in an amount no less than $118,000,000.

Section 2.18 Insurance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all current insurance policies covering the Company and its Subsidiaries (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation has been received by Seller, the Company or its Subsidiaries.

Section 2.19 Finders’ Fees. Except for fees payable pursuant to the Financial Advisory Agreement, no broker, finder, financial advisor or investment banker, other than Barclays Capital Inc. and Macquarie Capital (USA) Inc. (in each case, whose fees shall be included in the Transaction Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, the Company or any of its Subsidiaries.

Section 2.20 Transactions with Affiliates. Section 2.20 of the Seller Disclosure Letter lists all Contracts or arrangements to which the Company or any of its Subsidiaries, on the one hand, and Seller or any of its equityholders or Affiliates (other than the Company or any of its Subsidiaries and other than any employment or compensation-related agreements, contracts, commitments or arrangements), on the other hand, are parties or are otherwise bound or affected.

Section 2.21 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE 2, neither Seller nor the Company nor any of their respective agents, Affiliates, officers, directors, employees or representatives nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Seller, the Company or any Affiliate of Seller or the

Company, and each of Seller, the Company and each of their respective Affiliates by this Agreement disclaims any such representation or warranty, whether by Seller, the Company or any of their respective agents, Affiliates, officers, directors, employees or representatives or any other Person, notwithstanding the delivery or disclosure to Buyer, or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller, the Company or any of their respective agents, Affiliates, officers, directors, employees or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 3

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 3.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

Section 3.2 Authorization.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer. This Agreement has been (and the Ancillary Agreements to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitutes (and each such Ancillary Agreement when so executed and delivered by Buyer will constitute) a valid, legal and binding agreement of Buyer (assuming this Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Assuming the truth and accuracy of Seller’s representations and warranties contained in Section 2.2(b), no material notices to, filings with or authorization, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement by Buyer or the Ancillary Agreements to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby, except for compliance with and filings under the HSR Act and any other applicable Competition Law.

Section 3.3 Non-Contravention. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, the consummation by Buyer of the transactions contemplated hereby or thereby, and the performance of its obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any provision of any applicable Law or (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound, except, in the case of clause (c), as would not reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.4 Financing.

(a) Buyer has delivered to Seller true and complete copies, including all exhibits, schedules or amendments thereto, of the fully executed (i) commitment letter, dated as of the date hereof (including the exhibits attached thereto, the “Debt Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing in the aggregate amount, and subject to the terms and conditions, set forth therein (the “Debt Financing”), and any fee letters related thereto, which have been redacted in the manner required by the terms thereof, (ii) commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from Broad Street Principal Investments, L.L.C. (“Sponsor”) relating to the commitment of Sponsor to invest in Buyer the aggregate cash amount, and subject to the terms and conditions, set forth therein (the “Equity Financing”) (the Equity Financing, together with the Debt Financing, collectively referred to as the “Financing”), (iii) limited guarantee, dated as of the date hereof, of Sponsor (the “BSPI Guarantee”) and (iv) guaranty, dated as of the date hereof, of The Goldman Sachs Group, Inc. (the “GS Guaranty”, and collectively with the BSPI Guarantee, the “Guarantees”).

(b) The Equity Commitment Letter and the Guarantees are in full force and effect and are valid and enforceable against the parties thereto and the Debt Commitment Letter is in full force and effect and is valid and enforceable against Buyer, and to the knowledge of Buyer, the other parties thereto, in each case in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and principles of equity and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The aggregate proceeds contemplated to be provided by the Commitment Letters, assuming satisfaction of the conditions thereto, will be sufficient to consummate the transactions contemplated by this Agreement and to pay all of Buyer’s related fees and expenses. The obligations of the Lenders and Sponsor to fund the full amount of the commitments under the Commitment Letters are not subject to any conditions or any contingencies that would permit the Lenders or Sponsor to reduce the total amount of the Financing, other than as expressly set forth in the Commitment Letters. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) relating to the funding or investing, as applicable, of the full amount of the Debt Financing or the Equity Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter or the Equity Commitment Letter, as applicable; provided, that, after the date hereof, Sponsor and Buyer may enter into agreements with one or more Permitted Assignees assigning to such Permitted Assignees all or a portion of Sponsor’s obligations to fund or enter into agreements with one or more Permitted Assignees for a corresponding commitment to fund the Equity Financing under the Equity Commitment Letter in accordance with the terms thereof. As of the date of this Agreement, Buyer has fully paid or caused to be paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters, to the extent the same are due and payable as of the date of this Agreement. As of the date of this Agreement, (i) none of the Commitment Letters has been amended or modified, no such amendment or modification is contemplated, and the respective commitments have not been withdrawn or rescinded in any way and (ii) no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Commitment Letters by Buyer or Sponsor. As of the date of this Agreement, Buyer has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letters not being satisfied or (ii) the funding contemplated in the Commitment Letters not being made available to Buyer on a timely basis (taking into account the expected timing and duration of the Marketing Period) in order to consummate the transactions contemplated by this Agreement.

Section 3.5 Solvency. Assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions set forth herein, or the waiver of such conditions, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), Buyer and its Subsidiaries will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due, and such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.7 Litigation. There is no Litigation pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.8 Finders’ Fees. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by Buyer, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates for which Seller, the Company or any of its Subsidiaries may become liable.

Section 3.9 No Additional Representations; Inspection. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries and (b) has been furnished with or given full access to such information about the Company and its Subsidiaries and their respective businesses and operations as it has requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in ARTICLE 2, and Buyer acknowledges that, except for the representations and warranties set forth in ARTICLE 2, (i) neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Company and any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Seller, the Company or any of its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives or any other person.

ARTICLE 4

Certain Covenants

Section 4.1 Conduct of the Business. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as contemplated or permitted by this Agreement or the Ancillary Agreements or as set forth in Section 4.1 of the Seller Disclosure Letter or otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, (i) Seller shall cause the Company and its Subsidiaries to conduct the Business in all material respects in the ordinary course of business, including by making capital expenditures such that the aggregate amount of capital expenditures (which, for the avoidance of doubt, shall not include any incentive payments made under any Master Service Agreements or customer Contracts) made by the Company and its Subsidiaries during fiscal year 2013 shall be no less than $35,100,000, and (ii) Seller shall not permit the Company or any of its Subsidiaries to:

(a) amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) adopt, enter into, terminate or materially amend any Company Benefit Plan or any collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization except in the ordinary course of business consistent with past practice or as required pursuant to the terms of the applicable plan or agreement or applicable Law; provided, however, that notwithstanding anything in this Agreement to the contrary, prior to the Closing Date, subject to and in compliance with Section 409A of the Code, the Company shall (i) amend the Phantom Plan solely to provide that any and all payments to be made thereunder, which payments shall include payments calculated in respect of the Escrow Amount, shall be made no later than the first payroll date following the Closing Date in the amounts that will be set forth on the Phantom Plan Payment Schedule and (ii) take all steps as may be necessary and appropriate to effect such amendment, including, but not limited to, the obtaining of any necessary waivers and consents from Phantom Plan participants;

(c) except in the ordinary course of business or as required pursuant to the terms of a Company Benefit Plan or applicable Law, (i) grant to any employee or individual independent contractor of the Company or any of its Subsidiaries any increase in compensation or benefits, (ii) accelerate the vesting, payment or funding of any compensation or benefits under any Company Benefit Plan or (iii) engage, promote, terminate or demote any employee or individual independent contractor who as of the date of this Agreement is receiving annualized base salary or wages of $150,000 or more;

(d) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem or repurchase any Company Securities or any Subsidiary Securities, except for the Preferred Redemption;

(e) make any material change to the accounting policies or practices presently used by the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(f) effect any merger, consolidation recapitalization, reclassification, stock split or like change in its capitalization;

(g) amend or modify in any material respect or terminate any Material Contract or Real Property Lease or enter into any Contract that would constitute a Material Contract if entered into prior to the date hereof, except, in each case, in the ordinary course of business or as required by applicable Law;

(h) incur, create, assume or otherwise become liable for any Indebtedness, other than (i) trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business, (ii) borrowings under the Credit Facilities and (iii) Indebtedness less than $1,000,000 in the aggregate;

(i) subject any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries to any Lien, except in the ordinary course of business or Permitted Liens;

(j) sell, assign, transfer, convey, license, sublicense, lease or otherwise dispose of any properties, rights or assets of the Company or any of its Subsidiaries or fail to maintain, abandon, or allow to lapse any Intellectual Property of the Company or any of its Subsidiaries, in each case, (x) other than in the ordinary course of business or (y) with respect to obsolete or worthless Intellectual Property;

(k) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof;

(l) settle, commence or compromise any material Litigation;

(m) make, change or revoke any material Tax election; settle or compromise any income or other material Tax claim or liability; change (or make a request to any Governmental Authority to change) any material aspect of its method of accounting for Tax purposes; waive or extend any statute of limitations in respect of income or other material Taxes or period within which an assessment or reassessment of income or other material Taxes may be issued; or prepare or file any income or other material Tax Return (or any amendment thereof) unless such income or other material Tax Return was prepared in a manner consistent with past practice; except in each case as required by applicable Law; or

(n) agree or commit to do any of the foregoing.

Section 4.2 Access to Information; Confidentiality; Books and Records.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries).

(b) Notwithstanding anything to the contrary in Section 4.2(a), the party granting access may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s outside counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by such party’s outside counsel, would conflict with applicable Laws.

(c) All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as confidential under the terms of that certain Confidentiality Agreement, dated as of August 7, 2013, between Broad Street Principal Investments, L.L.C. and Seller (the “Confidentiality Agreement”) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(d) Subject to Section 4.2(c), Seller and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media of the Company and its Subsidiaries relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Company Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with all applicable Laws. After the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the Business in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries without first using reasonable efforts to give Seller ninety days’ prior written notice to, within that ninety days period, obtain possession thereof.

(e) Buyer and Seller shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 4.3 Governmental Approvals; Third Party Consents.

(a) Subject to the terms and conditions herein provided, each of Buyer and Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions precedent set forth in ARTICLE 5). Each of Buyer and Seller shall use reasonable best efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act and all other filings required by applicable Competition Laws with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days, unless otherwise mutually agreed to by Buyer and Seller) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or other Competition Laws. All filing fees incurred in connection with the HSR Act and any other Competition Laws shall be borne by Buyer.

(b) Each of Buyer and Seller will promptly notify the other parties hereto of any written communication made to or received by either Buyer and/or Seller, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d) Each party to this Agreement agrees to reasonably cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Seller or any of Seller’s Affiliates to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Material Contract or Real Property Lease.

Section 4.4 Employees and Employee Benefits.

(a) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall provide the salaried employees of the Company or any of its Subsidiaries who continue to be employed by the Company or any of its Subsidiaries (the “Company Employees”) with base compensation, commission and annual bonus opportunities and employee benefits that are substantially comparable in the aggregate to the base compensation, commission and annual bonus opportunities and employee benefits provided to such Company Employees immediately prior to the Closing Date, excluding, for all purposes any incentive compensation and defined-benefit pension benefits. In addition, for the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall provide severance benefits in amounts that are no less than the amounts that would be calculated under that certain PSAV Severance Policy effective January 1, 2013 (the “Seller Severance Policy”), upon termination of the employment of any Company Employee who would be eligible to receive severance under the Seller Severance Policy, notice of which termination is given during such period (and subject to such Company Employee’s execution and delivery of a general release of claims in addition to any conditions currently in effect under such policy). In addition, with respect to calendar year 2013, Buyer shall honor all annual bonus and incentive plans (and any awards granted thereunder) (but excluding any equity- or equity-based incentives and any transaction-vesting bonus and incentive plans) identified on Section 4.4 of the Seller Disclosure Letter in accordance with their terms in effect immediately prior to the Closing Date, and shall calculate any applicable performance metrics for purposes of such annual bonus and incentive plans in a manner substantially consistent with the past practice of the Company and its Subsidiaries. Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause the Company and its Subsidiaries to credit the Company Employees with the same amount of service as was credited by the Company and its Subsidiaries prior to the Closing Date (i) for eligibility and vesting purposes (but not for purposes of accruals under any defined-benefit pension plan) and (ii) for purposes of vacation accrual and severance benefit determinations, in the case of each of (i) and (ii) under any benefit or compensation plan, program, agreement or arrangement in which they participate of Buyer or the Company any of its Subsidiaries on or after the Closing Date, except to the extent that such a credit would result in the duplication of benefits. In addition, Buyer shall (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any employee benefit plan in which any of the Company Employees commence to participate following the Closing Date (any such plan, a “New Plan”) to the extent waived or satisfied by a Company Employee under any Company Benefit Plan in which they are then participating and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid under any Company Benefit Plan in the plan year in which commencement of participation in the New Plan occurs by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company or its Subsidiaries any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan.

(b) No later than the first payroll date following the Closing Date, Buyer shall, or shall cause the Company to, make the payments to the Persons named on the Phantom Plan Payment Schedule and the LTIP Payment Schedule in the respective amounts specified therein for each such Person. Such payments shall be in full and final satisfaction of such Persons’ rights under the Phantom Plan and the LTIP.

(c) Buyer and its Affiliates shall not at any time prior to ninety days after the Closing Date effectuate a “plant closing” or “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Company Employee. Buyer agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby. Seller shall deliver to Buyer at Closing a list of all employees whose employment terminated within 90 days prior to Closing and the reason for each termination.

Section 4.5 Public Announcements. Neither Buyer nor Seller shall make, or permit any of their Affiliates or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required (a) to obtain consents and approvals, and to provide such notices, necessary to consummate the transactions contemplated by this Agreement, (b) by Law, rule or regulation applicable to Buyer or Seller or any of their respective Affiliates (and only to the extent so required) and (c) in connection with Kelso & Company, L.P.’s, Sponsor’s or any of their respective Affiliates’ fund raising, marketing, reporting or compliance activities.

Section 4.6 D&O Indemnification and Insurance.

(a) From and after the Closing Date until six (6) years from the Closing Date, Buyer shall or shall cause the Company and each of its Subsidiaries to indemnify, defend and hold harmless to the fullest extent permitted under Law, the individuals who on or prior to the Closing Date were directors or officers of the Company or any of its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Closing Date. In addition, Buyer shall or shall cause the Company and its Subsidiaries to pay or reimburse any expenses of any officers or directors entitled to indemnification hereunder as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) The certificates of incorporation, by-laws and all other organization documents of the Company and its Subsidiaries shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were directors, officers, agents or employees of the Company or any of its Subsidiaries or otherwise entitled to indemnification pursuant to the Company’s or any of its Subsidiaries’ certificate of incorporation, by-laws or other organizational documents.

(c) Buyer shall or shall cause the Company to obtain by the Closing Date and shall or shall cause the Company to maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy for Seller, the Company and its Subsidiaries with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six-year period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy for Seller, the Company and its Subsidiaries; provided that in no event shall Buyer be required to expend per year of coverage more than 300% of the amount currently expended per year of coverage under the current policy as of the date of this Agreement to maintain or procure insurance coverage pursuant hereto.

(d) The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each officer and director entitled to indemnification under this Section, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In no event shall any Person entitled to indemnification under this Section make a claim for indemnification that results from, is based upon or is attributable to any claim for which it has been determined that Buyer has a right to indemnification for under Section 7.2 if and to the extent that such claim is not covered by the Company’s or any of its Subsidiaries’ insurance policies for directors and officers.

Section 4.7 Financing.

(a) Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letters, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms not materially less favorable, in the aggregate, to the Buyer, taken as a whole (including with respect to the conditionality thereof), than the terms and conditions in the Debt Commitment Letter), (ii) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”), (iii) satisfy, or obtain waiver of, on a timely basis all conditions set forth in the Debt Commitment Letter or Debt Financing Agreements that are within its control, (iv) upon satisfaction of such conditions and the other conditions set forth in Section 5.1 and Section 5.2 (other than those conditions that by their terms are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummate the Financing at or prior to the Closing (and in any event prior to the End Date), (v) seek to enforce its rights under the Commitment Letters and cause the parties to the Commitment Letters to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement, notwithstanding the fact that any “flex” provisions in the Debt Commitment Letter are exercised, provided that, in the case of this clause (v), all the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions that by their terms are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions) have been satisfied or waived, and the Buyer is obligated to consummate the transactions hereby in accordance with Section 1.2 and (vi) seek to enforce its rights under the GS Guaranty and cause GS to fund on the Closing Date the Equity Financing required to consummate the transactions contemplated by this Agreement if, and to the extent that, Sponsor fails to satisfy its obligations under the Equity Commitment Letter at or prior to the Closing in accordance with the terms thereof, and if the circumstances set forth in clauses (i) through (iv) of Section 9.9(b) have occurred, including that all the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions that by their terms are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions) have been satisfied or waived and that the Buyer is obligated to consummate the transactions hereby in accordance with Section 1.2. Buyer shall not permit Sponsor to assign all or any portion of its obligations under the Equity Commitment Letter to any Person or enter into an agreement for a corresponding commitment to fund all or any portion of its obligations under the Equity Commitment Letter with any Person other than one or more of Sponsor’s Affiliates (other than Buyer or any subsidiary thereof), any third party or any investor in an entity, vehicle, account or fund that is managed, sponsored or advised by Sponsor or any of its Affiliates (each of the foregoing, subject to compliance with the following provisos, a “Permitted Assignee”); provided that (x) no Person shall be deemed a Permitted Assignee if assignment to such Person or entering into a corresponding commitment with such Person would result in any consent or approval of, or filing, declaration or registration with, any Governmental Authority being required in connection with Buyer’s acquisition of the Shares under this Agreement, and such required waiting period, consent, waiver, clearance or approval shall not have expired or terminated or been obtained, as the case may be, by the End Date, and (y) no Person (including Blackstone Group L.P. or any of its affiliated investment funds) shall be deemed a Permitted Assignee if assignment to such Person or entering into a corresponding commitment with such Person would result in all or any portion of the Debt Financing becoming unavailable (whether as a result of any source of such Debt Financing being entitled to terminate its commitment or otherwise), unless, prior to or concurrently with such assignment or entering into such corresponding commitment, Buyer shall have obtained Alternative Financing in respect thereof in accordance with Section 4.7(c); provided, further, that in no event shall any assignment by Sponsor of its obligations and/or the entering into of a corresponding commitment by Sponsor with respect to its obligations under the Equity Commitment Letter (to a Permitted Assignee or otherwise) relieve Sponsor from any of its obligations under the Equity Commitment Letter.

(b) Buyer will furnish to Seller true and complete copies of any Debt Financing Agreement or any Alternative Commitment Letters (as defined below) and, in each case, material ancillary documents thereto (including security agreements, guarantee agreements and intercreditor agreements). Buyer shall promptly inform Seller in reasonable detail regarding all material developments concerning the Financing, including any material adverse change with respect to the Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) a Commitment Letter expires or is terminated for any reason, (ii) a counterparty indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Commitment Letters on the terms set forth therein, or (iii) for any reason Buyer no longer believes in good faith that it will be able to obtain on a timely basis (taking into account the expected timing and duration of the Marketing Period) all or any portion of the Financing on substantially the terms described in the Commitment Letters. Buyer shall not, nor shall it permit any of its Affiliates to, without the prior written consent of Seller, take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of all or any portion of the Financing. Without the prior written consent of Seller, Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letters if such amendment, modification, joinder, termination or waiver (A) reduces the aggregate amount of the Financing, (B) imposes additional conditions precedent to the availability of the Financing or amends or modifies any of the existing conditions to the funding of the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing on the Closing Date, or (C) materially adversely impacts the ability of Buyer to enforce its rights against the other parties to the Commitment Letters or the Debt Financing Agreements. Buyer shall promptly deliver to Seller copies of any amendment, modification, waiver, joinder, termination or replacement of any of the Commitment Letters or the Debt Financing Agreements.

(c) If all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter, Buyer shall use its reasonable best efforts to arrange to promptly obtain such Financing (or commitments for such Financing) from alternative sources on terms not less favorable in any material respect to Buyer (including with respect to the conditionality thereof) than the terms contained in the Debt Commitment Letter or otherwise on terms reasonably acceptable to the Seller and in an amount sufficient, when added to the portion of the Financing that is available together with other cash available to the Company at Closing, to pay in cash all amounts required to be paid by the Buyer in connection with the transactions contemplated by this Agreement (“Alternative Financing”), and to obtain a new financing commitment letter (the “Alternative Commitment Letter”) and/or a new definitive agreement with respect thereto (the “Alternative Financing Agreement”). In such event, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, the term “Commitment Letters” as used in this Agreement shall be deemed to include any Alternative Commitment Letter, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Financing Agreement.

(d) Buyer shall not agree to any amendment of the GS Guaranty without the prior written consent of Seller.

Section 4.8 Cooperation with Financing.

(a) Prior to the Closing, Seller shall cause the Company and its Subsidiaries, officers, employees and advisors (including legal and accounting) to provide such cooperation to Buyer as may reasonably be requested by Buyer in connection with obtaining the Financing, including the following: (i) providing as promptly as practicable the Required Financial Information and a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Buyer as of the last day of and for the last twelve month period ended at least 45 days prior to the Closing Date (or 120 days, if such twelve month period is a fiscal year), prepared after giving effect to the transactions contemplated by this Agreement and the Financing as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), (ii) causing the Company’s and its Subsidiaries’ management team, with appropriate seniority and expertise, including senior officer’s and external auditors, at reasonable times and upon reasonable notice, to participate in, including the preparation for, a reasonable number of road shows, meetings, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders, investors and rating agencies, (iii) assisting with the preparation of rating agency presentations, bank information memoranda and other customary marketing and syndication materials required in connection with the Debt Financing, together with customary authorization letters, (iv) using reasonable best efforts (A) to assist in the preparation, negotiation, execution and delivery of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, collateral agreements, documents and instruments relating to guarantees, legal opinions and officer’s certificates (including a customary solvency certificate at Closing of the chief financial officer of the Company in the form required by the Debt Commitment Letter)) and (B) to facilitate the pledging of collateral, (v) obtaining customary debt payoff letters in respect of the Indebtedness listed on Section 1.2(f) of the Seller Disclosure Letter, (vi) ensuring that the syndication efforts in respect of the Debt Financing benefit from the existing lending relationships of the Company, (vii) assisting Buyer in obtaining public corporate and facilities ratings in connection with the Debt Financing, (viii) furnishing Buyer and its financing sources promptly, and in any event within four Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Buyer at least nine Business Days prior to the Closing Date and (ix) causing the taking of corporate and other actions by the Company and its

Subsidiaries reasonably necessary to permit the consummation of the Financing on the Closing Date. Seller consents to the reasonable use of the Company’s logos in connection with any Debt Financing in a manner customary for such financing transactions, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company or any of its Affiliates. Notwithstanding the foregoing, (x) nothing contained in this Section 4.8 shall require cooperation with Buyer to the extent it would interfere unreasonably with the business and operations of Seller, the Company or its Subsidiaries, encumber any of the assets of Seller, the Company or any of its Subsidiaries prior to Closing, require Seller, the Company or any of its Subsidiaries to pay any commitment or other fee or make any other payment in connection with the Debt Financing prior to the Closing Date (unless promptly reimbursed by Buyer pursuant to the terms of this Agreement), or impose any liability on Seller, the Company or any of its Subsidiaries, prior to the Closing, and (y) neither Seller, the Company nor any of its Subsidiaries, nor any of their respective directors or officers, shall (A) subject to the following sentence, be required to take any action in the capacity as a member of the board of directors of the Company or any of its Subsidiaries to authorize or approve the Debt Financing, (B) have any liability or any obligation under any Debt Financing Agreement or any other agreement or document related to the Debt Financing or (C) be required to incur any other liability in connection with the Debt Financing. For purposes of approving the Debt Financing to be effective as of the Closing, substantially simultaneously with the Closing, Seller agrees to remove (or cause to be removed) from the board of directors or comparable governing body of each of the Company’s Subsidiaries any individuals that are not employed by the Company or one of its Subsidiaries for the purpose of facilitating such approval.

(b) Buyer shall promptly, upon request by Seller, reimburse Seller for any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of its Affiliates at the Buyer’s request in connection with the cooperation of the Company contemplated by this Section 4.8 and shall indemnify and hold harmless Seller and its Affiliates for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Buyer pursuant to this Section 4.8 and any information utilized in connection therewith (other than information provided by Seller and its Affiliates), except in the event such losses arose out of or result from the bad faith, gross negligence or willful misconduct of the Seller, the Company or its Subsidiaries.

Section 4.9 Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

Section 4.10 Termination of Certain Affiliate Transactions. On or prior to the Closing, the Financial Advisory Agreement will have been terminated.

Section 4.11 Letter Agreements. On the Closing Date, Seller shall cause (i) Kelso & Company, L.P. to execute and deliver to Buyer a letter agreement in the form attached hereto as Exhibit C and (ii) Kelso Investment Associates VII, L.P. and KEP VI, LLC to execute and deliver to Buyer a letter agreement in the form attached hereto as Exhibit D.

Section 4.12 Redemption of Preferred Shares. Prior to or at the Closing, the Company shall cause the Preferred Stock to be redeemed in accordance with the terms and conditions set forth in the Certificate of Designation, Preferences and Rights, dated as of November 8, 2012, relating to the Preferred Stock.

Section 4.13 Parachute Payments.

(a) Before the Closing Date, the Company will (to the extent the requisite Waivers described below are obtained) seek the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G inapplicable to any and all vesting, payments and/or benefits provided pursuant to any Company Benefit Plan or any other agreement, contract or arrangement that might otherwise result from the consummation of the transactions contemplated by this Agreement, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G, with such shareholder vote to be prepared, disseminated and otherwise conducted in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the “280G Shareholder Vote”). Buyer shall provide the Company with all information concerning material Buyer arrangements necessary to be included in any disclosure document related to the 280G Shareholder Vote. If a favorable 280G Shareholder Vote is obtained, Buyer shall not thereafter (but on or prior to the Closing Date) agree to any compensatory arrangement that could result in such 280G Shareholder Vote no longer being effective.

(b) The Company shall take commercially reasonable efforts to obtain and deliver to Buyer, prior to the initiation of the 280G Shareholder Vote, a parachute payment waiver agreement (a “Waiver”) from each Person the Company reasonably believes to be a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the 280G Shareholder Vote, and who might otherwise have, receive or have the right or entitlement to receive any payments or benefits from the consummation of the transactions contemplated by this Agreement that would be subject to treatment as parachute payments within the meaning of Section 280G. Pursuant to a Waiver Agreement, each such Person shall agree to waive any and all right or entitlement to receive vesting, payments or benefits to the extent the value thereof would result in the imposition of an excise tax on such Person pursuant to Section 4999 of the Code, assuming such Person is subject to U.S. tax jurisdiction, unless the requisite shareholder approval of such payments or benefits is obtained pursuant to the 280G Shareholder Vote.

(c) All materials produced by the Company in connection with the 280G Shareholder Vote shall be provided to Buyer reasonably in advance for Buyer’s review and comment, which the Company shall consider in good faith and not unreasonably omit.

Section 4.14 Seller LLC Agreement Amendment. Prior to the Closing, Seller shall amend its Amended and Restated Limited Liability Company Agreement, dated as of November 9, 2012 (as amended from time to time, the “AVSC LLC Agreement”), to provide that, upon Closing, the Management Members (as such term is defined in the AVSC LLC Agreement) will not be subject to the non-competition, confidentiality and non-solicitation restrictions set forth in Section 4.6 of the AVSC LLC Agreement).

Section 4.15 Tax Matters. After the Closing, Buyer shall prepare all Tax Returns in respect of periods (or portions thereof) ending on or prior to the Closing Date in a manner that is consistent with past practice of the Company and its Subsidiaries, unless otherwise required by applicable Law. Prior to Closing, Buyer agrees not to contact any Governmental Authority in the United Kingdom regarding the Tax treatment of the disposal of shares in Visual Action Holdings, Inc. by AVSC Europe Ltd. and/or Visual Action Holdings, Ltd., as further described in Steps 4 and 5 of Exhibit A to the UK Tax Insurance Policies, unless otherwise required by applicable Law.

Section 4.16 Equity Rollover. Prior to the Closing, at Buyer’s request, Seller and Buyer agree to use commercially reasonable efforts to cooperate to enter into arrangements for the distribution of all or part of the Shares indirectly held by the management employees of the Company or any of its Subsidiaries who agree to exchange such Shares for direct or indirect interests in Buyer in lieu of receiving their pro rata portion of the cash consideration pursuant to this Agreement (such employees, the “Rollover Members” and such distribution and exchange, the “Rollover”); provided that nothing in this Section 4.16 shall require Seller to incur any additional costs or liabilities (other than reasonable and de minimis advisor costs) or to agree to or to accept any risk of adverse consequences, including any economic or legal risks or any risk that the transactions contemplated by this Agreement will be delayed. Without limiting Seller’s right to require any other reasonable conditions, it shall be a condition to any Rollover that each Rollover Member make arrangements reasonably satisfactory to Seller to bear any portion of the Escrow Amount and other Seller expenses hereunder to the extent that such portion of the Escrow Amount and expenses would have been borne, directly or indirectly, by such Rollover Member had the Rollover not occurred. For avoidance of doubt, Seller makes no representation or covenant to Buyer or to any other Person as to the tax treatment of the Rollover.

Section 4.17 Seller Assignment. Prior to the Closing, except as otherwise agreed by Seller and Buyer, Seller shall transfer, assign and/or convey, as appropriate, to the Company or one of its Subsidiaries the items set forth on Section 2.10(d) of the Seller Disclosure Letter and any other assets or properties that are owned by the Seller or Contracts to which the Seller is a party to (other than its Organizational Documents), in each case, that are used in connection with the operation of the Business.

Section 4.18 No-Shop. From the date hereof until the earlier of Closing or the termination of this Agreement for any reason, Seller and its officers, directors and Affiliates shall not, and Seller shall use its reasonable best efforts to cause its equityholders, members, managers, representatives or agents not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of its Subsidiaries or any capital stock or other ownership interests of the Company or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage, any effort or attempt by any other Person regarding any Acquisition Transaction.

ARTICLE 5

Conditions Precedent

Section 5.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) HSR Act Notification. (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) Buyer and Seller shall have obtained all consents, waivers, clearances and approvals required under any applicable Competition Law; provided that in no event may Buyer claim that the conditions set forth in this Section 5.1(a) have not been satisfied based upon any waiting period, consent, waiver, clearance or approval resulting from any failure to comply with Section 4.7(a)(x); and

(b) No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

Section 5.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable law, waiver by Buyer, of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Seller contained in Sections 2.1, 2.2, 2.4, 2.5 and 2.19 shall be true and correct in all respects (except for any de minimis inaccuracies) in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Seller contained in Section 2.10(d) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such time and (iii) the other representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(b) Covenants and Agreements. Seller shall have in all material respects performed and complied with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c) UK Tax Inquiry. Prior to December 31, 2013, there shall have been no audit, examination, assessment, investigation or other proceeding commenced or, to the Knowledge of Seller, threatened by any Governmental Authority in the United Kingdom of the Tax treatment of the disposal of shares in Visual Action Holdings, Inc. by AVSC Europe Ltd. and/or Visual Action Holdings, Ltd., as further described in Steps 4 and 5 of Exhibit A to the UK Tax Insurance Policies.

(d) Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller stating that the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied.

(e) FIRPTA Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed by an officer of the Company, as contemplated under and meeting the requirements of section 1.1445-2(c)(3)(i) of the Treasury Regulations prescribed under the Code, to the effect that the Shares are not a U.S. real property interest.

(f) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since the date of this Agreement.

Section 5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article 3 of this Agreement (without giving effect to any limitations as to “materiality” set forth therein) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on Buyer.

(b) Covenants and Agreements. Buyer shall have in all material respects performed and complied with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer stating that the conditions specified in Section 5.3(a) and Section 5.3(b) have been satisfied.

Section 5.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this ARTICLE 5 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur.

ARTICLE 6

Termination

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller by notice to the other party, if:

(i) the Closing shall not have been consummated on or before the close of business on February 28, 2014 (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any injunction, order or decree of any Governmental Authority having competent jurisdiction permanently enjoining Buyer or Seller from consummating the Closing is entered and such injunction, order or decree shall have become final and nonappealable;

(c) by Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is thirty (30) days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d) by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 5.3(a) or Section 5.3(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is thirty (30) days from the date that Buyer is notified in writing by Seller of such breach or failure to perform; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(e) by Seller, if all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied) and Buyer fails to consummate the transactions contemplated hereby within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 1.2.

Section 6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no effect without liability under any theory of liability, whether at law or equity, in contract, tort or otherwise, of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns or of any Debt Financing Sources) to the other party except as provided in this Section 6.2, Section 6.3 and Section 4.8(b). The provisions of Section 4.2(c), Section 4.8(b), this Section 6.2, Section 6.3, ARTICLE 8, Section 9.1, Section 9.4, Section 9.10 and Section 9.12 and the Confidentiality Agreement and Guarantees shall survive any termination hereof pursuant to Section 6.1.

Section 6.3 Buyer Termination Fee.

(a) Notwithstanding anything to the contrary in this Agreement, in the event that Seller terminates this Agreement pursuant to Section 6.1(d) or Section 6.1(e), then Buyer shall promptly, but in no event later than three (3) Business Days after the date of termination of this Agreement, pay by wire transfer of immediately available funds to accounts designated by Seller, an amount in cash equal to $44,850,000 (the “Buyer Termination Fee”).

(b) Buyer and Seller acknowledge and agree that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer and Seller would not enter into this Agreement. If Buyer fails to promptly pay the Buyer Termination Fee when due, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the Applicable Rate. If, in order to obtain such payment, Seller commences a suit that results in judgment for such party for such amount, Buyer shall pay Seller its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties hereto further acknowledges that the payment by Buyer of the Buyer Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(c) Notwithstanding anything in this Agreement to the contrary, if Buyer fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, in each case, whether willfully, intentionally or otherwise, then, except for an order of specific performance or other equitable relief in accordance with Section 9.9, Seller’s and its Affiliates’ sole and exclusive remedy (under any theory of liability, whether at law or equity, in contract, tort or otherwise) against Buyer, the parties to the Equity Commitment Letter, the parties to the Guarantees and/or the Debt Financing Sources in respect of this Agreement, the Debt Commitment Letter, the Debt Financing Agreements and the transactions contemplated hereby shall be to terminate this Agreement in accordance with this ARTICLE 6 and (i) collect the Buyer Termination Fee if this Agreement is terminated pursuant to Section 6.1(d) or Section 6.1(e), (ii) collect any interest and other amounts payable pursuant to Section 6.3(b) and (iii)

collect any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.8(b), in each case, from Buyer or pursuant to the Guarantees. Other than payment of such amounts in clauses (i), (ii) and (iii) in the previous sentence by Buyer (or pursuant to the Guarantees), Buyer, the Debt Financing Sources, the parties to the Equity Commitment Letter, the parties to the Guarantees and their respective former, current or future general or limited partners, controlling persons, shareholders, managers, management companies, members, directors, officers, Affiliates, employees, incorporators, attorneys, agents, assignees or other representatives shall not have any further liability or obligation relating to or arising out of this Agreement, any contract executed in connection herewith (including the Commitment Letters and the Debt Financing Agreements, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby. Buyer and Seller agree that under no circumstances will Seller be permitted or entitled to receive both a grant of specific performance and any monetary damages or other monetary remedies, including all or any portion of the Buyer Termination Fee, whether from Buyer or any other Person (including pursuant to the Guarantees), under the Equity Commitment Letter, the Guarantees or otherwise.

ARTICLE 7

Indemnification

Section 7.1 Survival. All representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 5.2(c) or Section 5.3(c), shall survive the Closing Date for a period of twelve months after the Closing Date (the “Survival Period Termination Date”); provided that the representation and warranty made in Section 2.4(b) shall survive the Closing Date for a period of five years. All covenants and agreements of Seller and Buyer contained in this Agreement shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant. Seller’s obligations pursuant to Section 7.2(a)(iii) shall survive the Closing Date until December 31, 2015. Notwithstanding the foregoing, except as set forth in Section 6.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

Section 7.2 Indemnification by Seller.

(a) From and after the Closing (but subject to the limitations and other provisions of this ARTICLE 7 and the Escrow Agreement), Seller shall defend, indemnify and hold harmless Buyer and each of its Subsidiaries and Affiliates and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for (i) any and all Losses resulting from the failure of any representation or warranty made by Seller in ARTICLE 2 to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (except for representations that are as of a specific date which representations shall be true and correct as of such date), (ii) any and all Losses resulting from any breach by Seller of any of its covenants or agreements contained herein or (iii) any UK Tax Losses arising after the Survival Period Termination Date; provided that Buyer Indemnitees shall not be entitled to recover under Section 7.2(a) for an individual claim or group of related claims unless and until the amount of Losses that otherwise would be payable pursuant to Section 7.2(a) with respect to such claim or group of related claims exceeds

$25,000 (the “Per Claim Threshold”), and then Buyer shall be entitled to recover only for the excess over the Per Claim Threshold, it being understood that any such individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Indemnification Deductible has been exceeded; provided, further, that no claims by Buyer Indemnitees shall be asserted under Section 7.2(a) unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Indemnity Escrow Amount exceeds on a cumulative basis an amount equal to $6,727,500 (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible. Notwithstanding anything to the contrary in this Agreement, the Per Claim Threshold and the Indemnification Deductible will not apply to the obligations of Seller to indemnify Buyer Indemnitees in connection with an inaccuracy in or breach of any representations and warranties contained in Section 2.4(b) or Section 2.17.

(b) For purposes of calculating Losses hereunder (but not for purposes of determining whether a breach has occurred), any materiality or Company Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

Section 7.3 Indemnification by Buyer. From and after the Closing, and subject to this ARTICLE 7, Buyer shall defend, indemnify and hold harmless Seller and each of its Subsidiaries and Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) the failure of any representation or warranty made by Buyer in ARTICLE 3 to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, (b) any breach in performance by Buyer of any of its covenants or agreements contained herein, (c) any breach by the Company or any of its Subsidiaries of any of their covenants or agreements contained herein which are to be performed by the Company or any of its Subsidiaries after the Closing Date or (d) any claim or cause of action by any Person against any Seller Indemnitee with respect to the ownership and operation of the Business after the Closing, except for any claims or causes of action with respect to which Seller is obligated to indemnify any Buyer Indemnitee pursuant to Section 7.2.

Section 7.4 Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of Buyer Indemnitees and Seller Indemnitees:

(a) At any given time the remaining portion of the Escrow Amount shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 7.2 and in no event shall Buyer Indemnitees be entitled to recover more than the Escrow Amount pursuant to Section 7.2 in the aggregate (other than with respect to Losses for breaches of the representation and warranty made in Section 2.4(b), provided that the Escrow Amount shall be the first source of recovery with respect thereto). Notwithstanding anything to the contrary in this Agreement, after the Closing, on the date that the Escrow Account is reduced to zero, Buyer Indemnitees shall have no further rights to indemnification under Section 7.2 (other than with respect to Losses for breaches of the representation and warranty made in Section 2.4(b) as set forth in Section 7.1) or payment under Section 1.3(c)(vi).

(b) The amount of any and all Losses indemnifiable pursuant to Section 7.2 shall be determined net of (i) any amounts actually recovered by Buyer Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, reduced by any out of pocket costs of collection, increase to premiums or any other reasonable out of pocket costs or liabilities resulting from making any claim thereunder and (ii) any cash Tax benefits recognized by Buyer Indemnitees with respect to such Losses prior to the end of the year in which such indemnification payment is made. In any case where a Buyer Indemnitee realizes Tax benefits described in the prior sentence or recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was indemnified pursuant to Section 7.2, in each case to the extent not already taken into account pursuant to this Section 7.4(b), such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Buyer Indemnitee in respect of such matter and (ii) any amount expended by Seller in pursuing or defending any claim arising out of such matter.

(c) Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 7.2 for any Loss to the extent (but only to the extent) that (i) prior to the date hereof the Company and its Subsidiaries recorded a reserve (which exists as of Closing and has not otherwise been applied) in the Financial Statements with respect to such specific Loss or the specific items or matters giving rise to such Loss, (ii) such Loss was specifically included as a deduction from the Final Purchase Price as finally determined pursuant to Section 1.3(c) or (iii) such Loss relates to Taxes arising in a Tax period (or, in the case of a Straddle Period, any portion thereof) beginning on or after the Closing Date. Other than with respect to Tax matters, Buyer shall, and shall cause its Affiliates to, use its commercially reasonable efforts to mitigate its and the other Buyer Indemnitees’ respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, including, without limiting the foregoing, by enforcing any available claim for indemnification under contractual indemnities contained outside this Agreement (including under the Swank Purchase Agreement). Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to take any action with respect to the UK Tax Insurance Policies that would reduce the amount of any Losses that are indemnifiable hereunder. If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy, any contractual indemnity contained outside this Agreement or otherwise against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder). If any portion of any Loss to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(d) Buyer Indemnitees shall be entitled to indemnification pursuant to Section 7.2 for any Loss notwithstanding if Buyer (or any director, officer or employee of Buyer or its Affiliates) had knowledge on the date hereof of the facts, events or conditions constituting or resulting in the breach (alleged or otherwise) of the representation, warranty or covenant giving rise to such Loss.

(e) In no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits, diminution in value or similar items, in each case, that are not probable and reasonably foreseeable as of the date of this Agreement, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim.

Section 7.5 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this ARTICLE 7, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 7 except to the extent the Indemnifying Party is materially prejudiced by such failure. The parties agree that (i) in this ARTICLE 7 they intend to shorten (in the case of the limited survival periods specified in Section 7.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 7.1 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 7.5 shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 7.5 of a claim for indemnification under this ARTICLE 7 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE 7 notwithstanding the passing of such applicable date. After the Survival Period Termination Date, a Buyer Indemnitee shall only be entitled to make a claim pursuant to this Section 7.5 in respect of UK Tax Losses or, as set forth in Section 7.1, for breaches of the representation and warranty made in Section 2.4(b).

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 7.5 in respect of a pending or threatened claim, assessment or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim, assessment or demand being a “Third Party Claim” and including without limitation a pending or threatened claim, assessment or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by written notice to the Indemnified Party delivered within twenty Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense and the Indemnified Party shall, at its sole cost and expense, cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Claim if the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of such Third Party Claim would reasonably be expected to involve the imposition of criminal liability against the Indemnified Party or would reasonably be expected to materially or adversely affect the Indemnified Party’s ability to conduct its business (provided that, in such case, the Indemnified Party shall not settle such Third Party Claim without the consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed)). So long as the Indemnifying Party is reasonably and diligently contesting any such Third Party Claim in good faith, the Indemnified Party shall not compromise, pay or settle any such Third Party Claim. If the Indemnifying Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after the receipt of the Indemnified Party’s notice of a claim hereunder that it elects to undertake the defense of the Third Party Claim, the Indemnified Party shall have the right to contest, pay, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), enter into any settlement of a Third Party Claim that (i) does not include as a term thereof the giving by the Person(s) asserting such Third Party Claim to all Indemnified Parties of a release at no cost to the Indemnified Party from all liability with respect to such Third Party Claim or consent to entry of any judgment or (ii) imposes equitable remedies against the Indemnified Party.

(c) All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized representative of such party) shall (and shall cause the Company and its Subsidiaries to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 7.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE 7. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 7.6 Escrow Release. Other than Buyer pursuant to Section 1.2(c), no Person (including Seller and its Affiliates) shall have any obligation to fund the Escrow Amount. Any indemnification of Buyer Indemnitees or Seller Indemnitees pursuant to this ARTICLE 7 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account or accounts designated in writing by Buyer or Seller, as the case may be, within 15 days after the determination thereof; provided, however, that any indemnification owed to Buyer Indemnitees pursuant to Section 7.2 (other than, following the Survival Period Termination Date, with respect to Losses for breaches of the representation and warranty made in Section 2.4(b)), shall be satisfied solely from the remaining portion of the Escrow Amount. Upon the payment of any amount owed pursuant to Section 1.3(c), Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release funds to Seller in an amount equal to the excess, if any, of the Escrow Amount at such time (after giving effect to any payment made pursuant to Section 1.3(c)) minus $34,850,000. On the Survival Period Termination Date, Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release funds to Seller in an amount equal to the excess, if any, of (i) the Escrow Amount at such time, (ii) minus $10,000,000, (iii) minus the aggregate amount claimed by Buyer Indemnitees pursuant to claims made and not fully resolved prior to such date. Any amount remaining in the Escrow Account as of December 31, 2015 (minus the aggregate amount claimed by Buyer Indemnitees pursuant to claims made and not fully resolved prior to such date) shall be released by the Escrow Agent and disbursed to Seller. At any time following December 31, 2015, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by Buyer Indemnitees pursuant to claims made prior to December 31, 2015, and not fully resolved prior to the time of determination, the excess funds shall be promptly released by the Escrow Agent and disbursed to Seller. Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided herein.

Section 7.7 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement and except (i) with respect to the matters covered by Section 1.3 and Section 6.2, (ii) in the case where a party seeks to obtain specific performance pursuant to Section 9.9(a) or (iii) for claims of fraud with respect to the terms of this Agreement, Seller and Buyer hereby agree that following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this ARTICLE 7. In furtherance of the foregoing and subject to Section 9.9(a) and the indemnification provisions set forth in this ARTICLE 7, (a) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Seller or any of its Affiliates, or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns and (b) Seller hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyer or any of its Affiliates, or their respective directors, officers, employees, Affiliates, agents or representatives, successors or assigns, in either case to the extent such rights, claims and causes of action arise under or are based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise.

Section 7.8 Tax Treatment of Indemnity Payments. To the extent permitted under applicable Tax Law, the parties agree to treat any indemnity payment made under this ARTICLE 7 as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

ARTICLE 8

Definitions

Section 8.1 Certain Terms. The following terms have the respective meanings given to them below:

“280 Shareholder Vote” has the meaning set forth in Section 4.13(a).

“Accounting Firm” has the meaning set forth in Section 1.3(c)(iii).

“Accounting Principles” shall mean the accounting principles, practices and methodologies set forth on Exhibit B.

“Acquisition Transaction” has the meaning set forth in Section 4.18.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, (i) Visual Aids Electronics Corp. and any of its Subsidiaries will not be deemed to be an Affiliate of the Company or any Affiliates of the Company for any purpose in ARTICLE 2 of this Agreement and (ii) none of Goldman Sachs Lending Partners LLC, Goldman Sachs Bank USA and other lending affiliates of Goldman Sachs Lending Partners LLC will be deemed to be an Affiliate of Buyer for any purpose in this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Commitment Letter” has the meaning set forth in Section 4.7(c).

“Alternative Financing” has the meaning set forth in Section 4.7(c).

“Alternative Financing Agreement” has the meaning set forth in Section 4.7(c).

“Ancillary Agreements” means the Escrow Agreement and any other agreement, document or certificate to be entered into by Buyer and Seller in connection with the transactions contemplated by this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in Section 2.13(d).

“Applicable Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period plus 2%.

“Audited Financial Statements” has the meaning set forth in Section 2.6.

“Balance Sheet Date” has the meaning set forth in Section 2.6.

“BSPI Guarantees” has the meaning set forth in Section 3.4(a).

“Business” means the business and operations of the Company and its Subsidiaries as conducted as of the date hereof.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer Termination Fee” has the meaning set forth in Section 6.3(a).

“Cash” shall mean, as of any time, with respect to the Company and its Subsidiaries, all cash, cash equivalents, and marketable securities, in accordance with GAAP and less escrowed amounts (but not, to avoid double counting, escrowed amounts that have already reduced or not otherwise been included in the cash balance of the Company and its Subsidiaries) or other restricted cash balances and less the amounts of all outstanding (uncleared) checks and wire transfers and less any declared and unpaid cash dividends as of such time.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Cash” means the Cash as of the open of business on the Closing Date but without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Date Indebtedness” means the Indebtedness as of the open of business on the Closing Date but without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Date Net Working Capital” means the Net Working Capital as of the open of business on the Closing Date but without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Statement” has the meaning set forth in Section 1.3(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 3.4(a).

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each employment, consulting, severance, change in control, retention, transaction, tax gross-up, deferred compensation, separation, cash or equity incentive and other benefit plan, program, policy, agreement or arrangement, whether broad-based or individual, that the Company or any of its Subsidiaries maintains, sponsors or contributes to for the benefit of any of their employees or individual independent contractors or with respect to which any of them has any material liability as relates to any employee or individual independent contractor; provided, that Company Benefit Plans shall not include any Multiemployer Plans or plans or arrangements maintained outside the jurisdiction of the United States or primarily for the benefit of an employee or group of employees residing or working outside the United States that are sponsored, or required to be sponsored by the Company or any of its Subsidiaries, by a Governmental Authority.

“Company Employees” has the meaning set forth in Section 4.4(a).

“Company Intellectual Property” has the meaning set forth in Section 2.11.

“Company Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change in, or effect on, the assets, business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that any such change, effect, event or occurrence resulting from any of the following shall not be considered when determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the economy or credit, capital and financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) any change in the industry in which the Business operates, (iii) any change in Laws or GAAP, or the enforcement or interpretation thereof, (iv) political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions taken by the Company’s or any of its Subsidiaries’ customers, suppliers or personnel, (vi) any action taken by Buyer and any of its Affiliates, agents or representatives that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements, (ix) the failure of the Business to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (ix), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) items disclosed in the Seller Disclosure Letter, but only to the extent disclosed therein; provided, however, that any change, effect, event or occurrence referred to in clauses (i)-(v) and (vii) immediately above may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other companies in the industries or markets in which the Company and its Subsidiaries operate.

“Company Securities” has the meaning set forth in Section 2.4(c).

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information, as updated and supplemented within a reasonable time and from time to time, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading and (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Authority regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, undertaking or obligation, whether written or (to the extent legally binding on the Company) oral.

“Credit Facilities” means (a) the First Lien Credit Agreement, dated as of November 9, 2012, by and among Audio Visual Services Corporation, Audio Visual Services Group, Inc., the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, General Electric Capital Corporation, as documentation agent, and Barclays Bank PLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as joint bookrunners and joint lead arrangers, and (b) the Second Lien Term Loan Credit Agreement, dated as of November 9, 2012, by and among Audio Visual Services Corporation, Audio Visual Services Group, Inc., the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and Barclays Bank PLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as joint bookrunners and joint lead arrangers.

“Current Assets” means current assets, excluding Cash, short term investments, deferred financing fees, prepaid income taxes, and deferred income Tax assets.

“Current Liabilities” means current liabilities, excluding any amounts included in Indebtedness, Transaction Expenses, severance accruals, the Phantom Plan Payment Amount, the LTIP Payment Amount (including management LTIP quarterly accruals), Mexico wrongful termination liability, outstanding checks, income taxes payable, and deferred income Tax liabilities.

“Debt Commitment Letter” has the meaning set forth in Section 3.4(a).

“Debt Financing” has the meaning set forth in Section 3.4(a).

“Debt Financing Agreements” has the meaning set forth in Section 4.7(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, any Alternative Financing or other debt financings in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ and their respective Affiliates’, current and future officers, directors, partners, members, employees, attorneys, advisors agents and representatives involved in the Debt Financing and their successors and assigns.

“End Date” has the meaning set forth in Section 6.1(b)(i).

“Enterprise Value” means $897,000,000, plus an amount in cash equal to (i) $100,000 multiplied by (ii) the number of calendar days elapsed during the period beginning on and including January 1, 2014 and ending on and including the Closing Date.

“Environmental Law” means all Laws concerning pollution or protection of the environment, natural resources or human health and safety.

“Equity Commitment Letter” has the meaning set forth in Section 3.4(a).

“Equity Financing” has the meaning set forth in Section 3.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.16(a).

“Escrow Account” has the meaning set forth in Section 1.2(c).

“Escrow Agent” has the meaning set forth in Section 1.2(c).

“Escrow Agreement” has the meaning set forth in Section 1.2(c).

“Escrow Amount” has the meaning set forth in Section 1.2(c).

“Estimated Purchase Price” has the meaning set forth in Section 1.3(b).

“Export Laws” has the meaning set forth in Section 2.13(e).

“Final Closing Date Cash” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash, as agreed by Seller and Buyer pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

“Final Closing Date Indebtedness” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness, as agreed by Seller and Buyer pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

“Final Net Working Capital Adjustment Amount” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount, as agreed by Seller and Buyer pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

“Final Purchase Price” has the meaning set forth in Section 1.3(a).

“Final Transaction Expenses” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses, as agreed by Seller and Buyer pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

“Financial Advisory Agreement” means that certain letter agreement, dated as of April 4, 2013, by and among Kelso & Company, L.P. and Audio Visual Services Corporation.

“Financial Statements” has the meaning set forth in Section 2.6.

“Financing” has the meaning set forth in Section 3.4(a).

“Foreign Plan” has the meaning set forth in Section 2.16(g).

“GAAP” has the meaning set forth in Section 2.6.

“Governmental Antitrust Authority” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any United States or foreign (i) federal, state, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“GS Guaranty” has the meaning set forth in Section 3.4(a).

“Guarantees” has the meaning set forth in Section 3.4(a).

“Hazardous Substance” means any substance that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste,” a “pollutant, a “contaminant” or words of similar meaning or effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” means, with respect to the Company and its Subsidiaries at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans, advances, or interest rate derivative or hedging transactions (including any unpaid principal, premium and accrued and unpaid interest), (b) indebtedness evidenced by any note, bond, debenture or other debt security, to the extent not included in clause (a), (c) letters of credit, issued for the account of the Company or any of its Subsidiaries, but only to the extent drawn, (d) obligations under leases required in accordance with GAAP to be recorded as capital leases, (e) all indebtedness of any other Persons which is directly or indirectly guaranteed by the Company or its Subsidiaries or which the Company or its Subsidiaries has agreed (contingently or otherwise) to purchase, assume or otherwise acquire or in respect of which it has otherwise assured a creditor against loss or which is secured by any Lien on the property of the Company or any of its Subsidiaries, and (f) all accrued interest, prepayment premiums, make-whole payments, termination or breakage costs or penalties and all fees and other expenses on the foregoing due or to be due as a result of the payment on or about the Closing Date by Buyer of any such Indebtedness; provided, that Indebtedness shall not include any intercompany payables or loans of any kind or nature among the Company and its Subsidiaries.

“Indemnification Deductible” has the meaning set forth in Section 7.2.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Intellectual Property” means any rights available (including with respect to software and other technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world, and also domain names.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means, with respect to the Company, the actual knowledge of the following individuals: J. Michael McIlwain, J. Whitney Markowitz, Daniel Bauman, Skylar Cunningham.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement of a Governmental Authority.

“Lenders” has the meaning set forth in Section 3.4(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease or encumbrance.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

“LTIP” means the AVSC Holding Corp. 2012 Long-Term Incentive Bonus Plan, as amended, and the Long-Term Incentive Bonus Award Agreements, dated November 9, 2012, between the Company and the individuals whose names are listed on Section 8.1 of the Seller Disclosure Letter.

“LTIP Payment Amount” means the sum of the amounts payable to employees of the Company or its Subsidiaries under the LTIP as set forth in the LTIP Payment Schedule.

“LTIP Payment Schedule” means a schedule setting forth (i) the name of each employee of the Company or its Subsidiaries who is entitled to receive any payment under the LTIP and (ii) the amount to be paid to each such employee.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement, (i) commencing on the first Business Day after Buyer shall have received the Required Financial Information in Compliant form; provided, that if Seller shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Buyer a written notice to that effect, in which case Seller shall be deemed to have complied with clause (i) above unless Buyer in good faith reasonably believes Seller has not completed the delivery of the Required Financial Information and, within five (5) Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating with specificity which Required Financial Information that Seller has not delivered), and (ii) throughout which nothing has occurred and no condition exists that would cause the conditions set forth in Section 5.2(a) and Section 5.2(b) (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) Business Day period; provided, however, that (x) November 28, 2013 and November 29, 2013 shall be disregarded for purposes of calculating the Marketing Period, (y) the Marketing Period shall either conclude on or before December 20, 2013 or commence on or after January 6, 2014 and (y) the Marketing Period shall end on the date the full amount of the Debt Financing is consummated if such date is prior to the end of an applicable fifteen (15) Business Day period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, (A) the Company indicates its intent to restate any financial statements (including the notes thereto) or any pro forma financial statements or projections included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has provided written notice to Buyer or otherwise publicly announced that it has concluded that no restatement shall be required, and the requirements in clauses (i) and (ii) above would be satisfied throughout and on the last day of such new fifteen (15) consecutive Business Day period or (B) the Required Financial

Information is not Compliant throughout and on the last day of such fifteen (15) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced and the Company shall provide prompt notice to Buyer thereof).

“Material Contract” has the meaning set forth in Section 2.9(a).

“Material IP Agreements” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

“Net Working Capital” shall mean an amount (which may be a positive or negative number) equal to (a) the aggregate value of the Current Assets of the Company and its Subsidiaries, minus (b) the aggregate value of the Current Liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis without duplication as of the open of business on the Closing Date and calculated in accordance with GAAP, applied in a manner consistent with the accounting principles and methodologies and sample calculation of Net Working Capital set forth on Exhibit B. Notwithstanding anything to the contrary in this Agreement, in no event shall “Net Working Capital” include any amounts with respect to Cash, Transaction Expenses or Indebtedness.

“Net Working Capital Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to (a) the Closing Date Net Working Capital minus (b) the Target Net Working Capital.

“New Plan” has the meaning set forth in Section 4.4(a).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Per Claim Threshold” has the meaning set forth in Section 7.2.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Assignee” has the meaning set forth in Section 4.7(a).

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property to the extent there is no material violation thereof by the present use or occupancy of such Real Property or the operation of the Business, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Real Property, (v) all matters disclosed in the Seller Disclosure Letter, (vi) any state of facts which an accurate survey or inspection of the Real Property would disclose, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such Real Property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (ix) other encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the present use or occupancy of the Real Property, (x) Liens securing the obligations under the Credit Facilities, (xi) Liens granted to any lender at Closing in connection with any financing by Buyer of the transactions contemplated hereby and (xii) Liens that do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or, as the case may be, any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

“Phantom Plan” means the Amended and Restated AVSC Holding Corp. Phantom Unit Appreciation Plan, as such plan may be amended prior to the Closing Date.

“Phantom Plan Payment Amount” means the sum of the amounts payable to employees of the Company or its Subsidiaries under the Phantom Plan as set forth in the Phantom Plan Payment Schedule.

“Phantom Plan Payment Schedule” means a schedule setting forth (i) the name of each employee of the Company or its Subsidiaries who is entitled to receive any payment under the Phantom Plan and (ii) the amount to be paid to each such employee.

“Preferred Redemption” has the meaning set forth in the Recitals.

“Preferred Redemption Amount” means the aggregate amount required to redeem, on the Closing Date, all of the shares of Preferred Stock outstanding as of such date in accordance with Section 7.1 of the Certificate of Designation, Preferences and Rights, dated as of November 8, 2012, relating to the Preferred Stock, which amount shall be set forth in the notice delivered by the Company to Buyer pursuant to Section 1.2(d).

“Preferred Shares” has the meaning set forth in Section 2.4(a).

“Preferred Stock” has the meaning set forth in the Recitals.

“Proposed Purchase Price Calculations” has the meaning set forth in Section 1.3(c)(i).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.3(c)(ii).

“Real Property” means the real property leased pursuant to any Real Property Lease.

“Real Property Leases” has the meaning set forth in Section 2.10(b).

“Reference Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of the Balance Sheet Date and included in the Financial Statements.

“Required Financial Information” means (i) (a) the audited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of Seller and its Subsidiaries at and for the periods ended December 31, 2012 and December 31, 2011, (b) the audited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of Swank Holdings, Inc. and its Subsidiaries at and for the period ended December 31, 2011, (c)(x) the unaudited interim consolidated balance sheet of Seller and its Subsidiaries at and for the period ended August 31, 2013, (y) the related unaudited statement of income for the eight-month period ended August 31, 2013 and (z) the related unaudited statement of cash flows for the eight-month period ended August 31, 2013, (d) unaudited quarterly consolidated balance sheets and related statements of income and cash flows of Seller and its Subsidiaries at and for the period ended September 30, 2013, and (e) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Buyer as of the last day of and for the last twelve month period ended September 30, 2013, prepared after giving effect to the transactions contemplated by this Agreement and the Financing as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), provided that Buyer shall provide Seller with such information relating to the proposed debt and equity capitalization promptly following Seller’s request (and, in any event, within five Business Days thereof) and (ii) financial and other information regarding the Company and its Subsidiaries required in order for Buyer to complete and deliver a customary confidential information memorandum (other than the portions thereof customarily provided by financing or other sources) to syndicate the Debt Financing under the Debt Commitment Letter, as reasonably requested by Buyer or its financing sources in connection with the Debt Financing, including furnishing information with respect to the Company and its Subsidiaries reasonably required for the preparation by Buyer of materials for rating agency presentations for the Debt Financing, including business and financial projections reasonably requested by Buyer in connection with the Debt Financing.

“Rollover” has the meaning set forth in Section 4.16.

“Rollover Members” has the meaning set forth in Section 4.16.

“Section 280G” has the meaning set forth in Section 2.16(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Seller” has the meaning set forth in the Preamble.

“Seller Designated Account(s)” has the meaning set forth in Section 1.2(b).

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller Severance Policy” has the meaning set forth in Section 4.4(a).

“Shares” has the meaning set forth in the Recitals.

“Solvent” has the meaning set forth in Section 3.5.

“Sponsor” has the meaning set forth in Section 3.4(a).

“Straddle Periods” means, with respect to the Company or any of its Subsidiaries, any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person. Notwithstanding the foregoing, (i) neither Visual Aids Electronics Corp., nor any of its Subsidiaries shall be deemed to be a Subsidiary of the Company or any of its Subsidiaries for purposes of ARTICLE 2 of this Agreement and (ii) Audio Visuals International Incorporated (Qatar) WLL (AVI Qatar) and its Subsidiaries shall be deemed to be a Subsidiary of the Company for purposes of this Agreement.

“Subsidiary Securities” has the meaning set forth in Section 2.5(b).

“Survival Period Termination Date” has the meaning set forth in Section 7.1.

“Swank Purchase Agreement” means the Stock Purchase Agreement, dated as of August 28, 2012, by and among Swank Holdings, Inc., the stockholders of Swank Holdings, Inc., CHS Private Equity V LP and Audio Visual Services Group, Inc., as amended.

“Target Net Working Capital” means $26,315,000.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 7.5(b).

“Transaction Expenses” means the aggregate amount required to pay in full: (i) the fees and expenses of legal counsel, investment bankers, accountants and other advisors, including any fees payable pursuant to the Financial Advisory Agreement, incurred by the Company and its Subsidiaries prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby and that remain unpaid as of immediately prior to the Closing and are payable by the Company or any of its Subsidiaries at or after the Closing and (ii) any transaction, success, change of control, stay-around, retention or non-ordinary course bonuses or payments payable to any employee, director or consultant of the Company or any of its Subsidiaries in connection with or as a direct or indirect result of the consummation of the transactions contemplated hereby and that remain unpaid as of immediately prior to the Closing and are payable by the Company or any of its Subsidiaries at or after the Closing, and the employer portion of any payroll Taxes required to be paid in connection therewith or in connection with any other amounts payable pursuant to this Agreement and that remain unpaid as of immediately prior to the Closing and are payable by the Company or any of its Subsidiaries at or after the Closing (it being understood that any amount included in the definition of Indebtedness, Phantom Plan Payment Amount and LTIP Payment Amount, and the employer portion of any payroll Taxes required to be paid in connection with the Phantom Plan Payment Amount and the LTIP Payment Amount shall not be included in Transaction Expenses).

“Treasury Regulations” means the regulations prescribed under the Code.

“UK Tax Insurance Policies” means the insurance policies set forth on Section 8.1 of the Seller Disclosure Letter.

“UK Tax Losses” shall mean an amount equal to 20% of any United Kingdom Tax (reduced by any amounts actually recovered by Buyer, the Company or any of its Subsidiaries under the UK Tax Insurance Policies net of Taxes and expenses incurred in respect of the receipt thereof) imposed upon AVSC Europe Limited or Visual Action Holdings, Limited arising from the failure of the distributions of the stock of Visual Action Holdings, Inc., as further described in the UK Tax Insurance Policies, to qualify for the United Kingdom “Substantial Shareholding Exemption” (as further described in Schedule 7AC of the Taxation of Chargeable Gains Act 1992).

“Unaudited Financial Statements” has the meaning set forth in Section 2.6.

“Waiver” has the meaning set forth in Section 4.13(a).

“WARN” has the meaning set forth in Section 4.4(c).

Section 8.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and the Seller Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Any reference to the “ordinary course of business” in this Agreement shall mean the “ordinary course of business consistent with past practice”, it being understood that “past practice” will include the integration of Swank Holdings, Inc., Visual Aids Electronics Corp. and their respective Subsidiaries.

ARTICLE 9

Miscellaneous

Section 9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile (followed by overnight courier), E mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

if to Buyer,

PSAV Acquisition Corp.
c/o Broad Street Principal Investments, L.L.C.
200 West Street
New York, New York 10282
Attention:	Bradley Gross
Facsimile:	(212) 357-5505
E mail:	bradley.gross@gs.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello
Facsimile:	(212) 310-8007
E mail:	michael.aiello@weil.com
if to Seller,
AVSC Holding LLC
111 West Ocean Boulevard #1110
Long Beach, California 90802
Attention:	J. Whitney Markowitz, Esq.
Facsimile:	(562) 366-0265
E mail:	wmarkowitz@psav.com
with a copy (which shall not constitute notice) to:
Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention:	James J. Connors II, Esq.
Facsimile:	(212) 223-2379
E mail:	jconnors@kelso.com
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Margaret A. Davenport
Facsimile:	(212) 521-7667
E mail:	madavenport@debevoise.com

or such other address, E mail or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought; provided that Sections 6.2, 6.3(c), 9.2, 9.4, 9.9(b), 9.10 and 9.12 (in each case, together with the related definitions and other provisions of this Agreement to the extent the amendment thereto would serve to modify the substance of such Sections) may not be amended in any manner adverse to the Debt Financing Sources without the consent of the parties to the Debt Commitment Letter. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 9.3 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall pay, or shall cause to be paid, all Transaction Expenses that are unpaid prior to the Closing in accordance with Section 1.2(g).

Section 9.4 Governing Law, etc.

(a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing Agreements (including any action or proceeding involving the Debt Financing Sources), agrees that all claims under any theory of liability, whether at law or equity, in contract, tort or otherwise, in respect of such action or proceeding may be heard and determined in any such court and agrees not to bring any such action or proceeding arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing Agreements (including any action or proceeding involving the Debt Financing Sources) in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding (including any action or proceeding involving the Debt Financing Sources) so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE DEBT FINANCING AGREEMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION INVOLVING THE DEBT FINANCING SOURCES), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT OR THE DEBT FINANCING SOURCES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.5 Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement and the Ancillary Agreements shall not be assigned by any party hereto (whether by operation of Law or otherwise), without the prior written consent of Buyer and Seller, except that Buyer may assign its rights under this Agreement to any of its Affiliates, provided such assignment shall not relieve Buyer from any of its obligations arising under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.5 shall be void.

Section 9.6 Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.7 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.9 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(b) Notwithstanding anything to the contrary in this Agreement, including Section 9.9(a), it is agreed that Seller shall be entitled to specific performance of Buyer’s obligation to cause the Equity Financing to be funded only if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing, but which conditions are, at the time that Seller seeks specific performance pursuant to this Section 9.9(b), capable of being satisfied if the Closing were to occur at such time), (ii) the Debt Financing has been funded or will be funded on the date the Closing is required to have occurred pursuant to Section 1.2 if the Equity Financing is funded, (iii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and (iv) Seller has irrevocably confirmed in writing to Buyer that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

Section 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.6, ARTICLE 7, Section 9.2 and Section 9.4 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, the Debt Financing Sources shall be intended third party beneficiaries, and shall have the rights, benefits and remedies provided for in Sections 6.2, 6.3(c), 9.2, 9.4, 9.9(b), 9.10 and 9.12.

Section 9.11 Exhibits and Schedules. The Seller Disclosure Letter and all exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in the Seller Disclosure Letter referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is readily apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement.

Section 9.12 No Recourse. Except as expressly provided in the Equity Commitment Letter, the BSPI Guarantee and the GS Guaranty, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or the Debt Financing Sources shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AVSC HOLDING LLC

By	/s/ J. Michael McIlwain
	Name:	J. Michael McIlwain
	Title:	President, CEO and CFO

PSAV ACQUISITION CORP.

By
Name:
Title:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AVSC HOLDING LLC

By
Name:
Title:

PSAV ACQUISITION CORP.

By	/s/ Bradley J. Gross
	Name:	Bradley J. Gross
	Title:	President & Secretary

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]